NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT Juli Davenport (877) 805-3333 jdavenport@crefunds.com

Cornerstone Core Properties REIT, Inc.

Acquires Assisted Living Facility

Irvine, Calif., (July 3, 2013) – Cornerstone Core Properties REIT, Inc. (“Core REIT”) announced today that it acquired on July 2, 2013, a 66-unit assisted living facility built in 2006 located in Aledo, Illinois for approximately $8.6 million. The facility has recently enjoyed an occupancy rate at or above 95%.

The facility has been triple-net leased to an affiliate of Meridian Senior Living, LLC (“Meridian”), the new operator of the facility, pursuant to a fifteen-year term. Meridian currently operates more than 100 facilities in 12 states, including one of the facilities Core REIT closed on earlier this year as well as others in Illinois.

“We are very pleased to add another property to our Meridian Senior Living portfolio,” said Kent Eikanas, President and Chief Operating Officer of Cornerstone Core Properties REIT, Inc.

About Cornerstone Core Properties REIT, Inc.

Core REIT is a publicly registered non-traded REIT that currently invests in senior housing real estate located throughout the United States. Since its commencement in 2006, Core REIT has acquired twenty properties for a total purchase price of $194.2 million. Since 2011, six of those properties have been sold. The current portfolio includes seven multi-tenant industrial properties and seven long-term triple net leased healthcare facilities.

For more information, please contact Juli Davenport at (877) 805-3333.

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Core Properties REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2012 and quarterly reports for the periods ended March 31, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CL0325 07/13

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